Filed Pursuant to Rule 424(b)(7)
Registration No. 333-165874

Prospectus Supplement No. 1 dated January 7, 2011

(to Prospectus dated May 20, 2010)

Union First Market Bankshares Corporation

7,477,273 Shares

Common Stock

This prospectus supplement updates the prospectus dated May 20, 2010 relating to the potential resale from time to time by selling shareholders of up to 7,477,273 shares of our common stock.

We are providing this prospectus supplement to update the table under the caption “Selling Shareholders” in the prospectus dated May 20, 2010. The following updated information is based upon information provided to us by the selling shareholders and is accurate to the best of our knowledge as of January 6, 2011. Unless we indicate otherwise, the information in this prospectus supplement is as of January 6, 2011.

Name	Shares Owned Prior to Completion of the Offering	Number of Shares Offered	Shares Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
Markel Corporation	3,504,920	3,504,920	0	*
James E. Ukrop (2)(3)	344,501	342,174	2,327	*
Robert S. Ukrop	1,058,928	1,058,928	0	*
James E. Ukrop as Trustee of the Third Amended and Restated James Edward Ukrop Revocable Trust u/a dated 9/24/07 (3)(4)	863,140	863,140	0	*
Robert Scott Ukrop	390,432	390,432	0	*
Joseph E. Ukrop (3)	390,432	390,432	0	*
Robert Stephen Ukrop, Jr.	231,812	231,812	0	*
Jacquelin Ukrop Aronson	231,812	231,812	0	*
Jeffrey Brown Ukrop	231,812	231,812	0	*
Nancy Joseph Ukrop Kantner	231,811	231,811	0	*

*	Represents less than 1% of our outstanding shares.
(1)	Assumes the sale of all shares that are the subject of this prospectus. We cannot predict whether the selling shareholders will sell all or any of the shares.
(2)	While serving on the board of directors of Union First Market Bank, James E. Ukrop will hold at least the minimum number of shares of our common stock required under Section 6.1-47 of the Code of Virginia.
(3)	The selling shareholder is a party to a Third Party Pledge Agreement dated as of February 15, 2010 (the “Pledge Agreement”) pursuant to which Wells Fargo Bank, National Association (the “Lender”) has been granted a first priority security interest in 279,442 of the shares held by James E. Ukrop, 56,207 shares held by the Third Amended and Restated James Edward Ukrop Revocable Trust, and 25,424 shares held by Joseph E. Ukrop. Under the terms of the Pledge Agreement, upon an event of default and subject to various conditions the Lender will have the right to sell such shares. Any such sales may be made pursuant to this prospectus.
(4)	As trustee, James E. Ukrop has sole voting and disposition power over such shares.

This prospectus supplement is not complete without the prospectus dated May 20, 2010 and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The date of this prospectus supplement is January 7, 2011.